Exhibit 23.4
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Regency Energy Partners LP for the registration of 8,500,001 common units and to the incorporation by reference therein of our report dated February 28, 2011, with respect to the consolidated financial statements of LDH Energy Asset Holdings LLC, included in Exhibit 99.2 of Regency Energy Partner LP’s Current Report on Form 8-K/A dated May 20, 2011, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Hartford, Connecticut
May 25, 2011